EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Service 1st Bancorp Issues $5 Million of Trust Preferred Securities

TRACY, California - August 23, 2006

Service 1st Bancorp (the "Company", OTCBB: SVCF), parent company for Service 1st Bank, announced today the completion of an approximately $5 million offering of variable rate trust preferred securities. The proceeds from the sale of these securities will be used primarily to support growth in the operations of the Company's bank subsidiary, Service 1st Bank, and for general corporate purposes.

The trust preferred securities mature in October 2036, are redeemable at the Company's option beginning in October 2011 without premium or penalty, and anticipate quarterly distributions at a variable interest rate adjusting quarterly equal to the three month LIBOR plus 1.60%. The trust preferred securities, which will be recorded as a long-term liability for financial reporting purposes, are subordinated to other borrowings that may be obtained by the Company in the future and qualify as Tier 1 or Tier 2 capital for regulatory purposes under applicable regulations of the Federal Reserve Board, the Company's primary federal regulatory agency. The issue is part of a pooled offering placed by Bear Stearns & Co., Inc. Wells Fargo National Bank, National Association will act as the trustee for the securities.

                             About Service 1st Bank:
                             -----------------------

Service 1st Bank is a full service, independent banking institution operating full service offices in Stockton, Tracy and Lodi California. Service 1st Bank specializes in delivering custom-crafted lending and depository products to San Joaquin County's small to medium-sized businesses, professionals, and individuals. Since commencing business on November 10, 1999, Service 1st Bank has concentrated on providing a personalized "relationship" banking experience where customers are known individually and their needs met expeditiously. More information on Service 1st Bank is available at www.service1stbank.com.

                           Forward Looking Statements:
                           ---------------------------

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic

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events including terrorist related incidents; and other factors discussed in the
Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, and in reports filed on Form 10-QSB and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

                              Contact Information:
                              --------------------

Any inquiries may be directed to:
John Brooks at (209) 820-7953/jbrooks@service1stbank.com, or
Bryan Hyzdu at (209) 993-2202/bhyzdu@service1stbank.com, or
Robert Bloch at (209) 820-7923/rbloch@service1stbank.com



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